Exhibit 10.1

Credit Granting Agreement

No.: xxxxxxxxxx

Credit Grantor: China Merchants Bank Ningbo Branch (hereinafter referred to as "Party A")

Credit Applicant: GLOBAL Technology Inc. (hereinafter referred to as "Party B")

Based on Party B's application, Party A hereby agrees to provide Party B with a credit line. Party A and Party B have reached consensus on the following terms and have entered into this Credit Granting Agreement (“Agreement”) through sufficient mutual negotiation in accordance with the relevant laws and regulations.

1.	Credit Line

1.1	Under this Agreement, Party A shall provide Party B with a credit line (including the revolving credit line and/or the one-time credit line) of RMB Sixty Million (or an equivalent amount in other currencies, the exchange rate of which shall be the foreign exchange rate quoted by Party A at the time the credit in such currency is used).

If Party A (or Party A's subsidiaries) and Party B have signed a Credit Granting Agreement numbered    /    and in the event that there is an unliquidated balance related to this Agreement, such balance will be automatically included in this Agreement and use the credit line hereunder.

1.2	The credit period is 12 months, which starts from October 16, 2020 and ends on October 15, 2021. If Party B needs to use the credit line for Credit Business, it shall submit an application to Party A for use of the credit line during the credit period. Unless otherwise provided in this Agreement, Party A will not accept Party B's credit line use applications that are submitted beyond the credit period.

1.3	Credit Business includes but is not limited to one or more of the following: loans/order loans, trade financing, bill discounting, commercial bill acceptance, commercial acceptance bill confirmation/guarantee, international/domestic guarantee, customs tax payment guarantee, corporation overdraft, derivative transactions, and gold leasing.

Trade Financing includes but is not limited to international/domestic letters of credit, import bill purchase, delivery guarantee, import bills purchased under collection, packing loans, export bill purchase, export negotiation, export bills purchased under collection, import/export remittance financing, credit insurance financing, factoring, and commercial paper guarantees.

1.4	Revolving Credit Line refers to the maximum amount of the sum of the principal and the balance of one or more type(s) of Credit Business mentioned in the preceding paragraph and provided by Party A to Party B during the credit period, which can be used continuously and circularly.

One-time Credit Line refers to the cumulative amount of various types of Credit Business mentioned in the preceding paragraph and provided by Party A to Party B during the credit period, which shall not exceed the one-time credit line amount approved by Party A. Party B shall not use the one-time credit line circularly. The amount of multiple types of Credit Business applied by Party B shall start using the one-time credit line amount until it is fully exhausted.

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2.	Occupation Arrangements for the Credit Line

2.1	The specific Credit Business that has been applied by Party B and approved by Party A during the credit period shall be automatically included in this Agreement and shall use the credit line hereunder.

2.2	Party A's creditor's rights in accounts receivable acquired from a third party in which Party B is the payer (the debtor of accounts receivable) shall use the above credit line. When Party A's own funds or funds from other legal sources that are used to pay the acquisition price/purchase price of which the creditor's rights in accounts receivable are held by Party B shall occupy the above credit line.

2.3	If Party A, after issuing a letter of credit (L/C), entrusts other branches of China Merchants Bank to transfer the L/C to the beneficiary according to its internal process requirements, such issuance as well as the bill purchase and delivery guarantee business that occurs under such issuance shall occupy the above credit line.

When handling the import L/C business, if import bill purchase is actually incurred under the same L/C, the import L/C and the import bill purchase shall occupy the same credit line at different stages. In other words, when the import bill purchase business occurs, the amount recovered after the L/C is paid out will be used for the import bill purchase, with the same credit line used by the original import L/C.

3.	Approval and Use of the Credit Line

3.1	The category of the credit line (revolving credit line or one-time credit line) under this Agreement, the types of applicable Credit Business, the specific amount of credit line for various types of Credit Business, whether various types of credit business are reversible, and the specific conditions of use shall be subject to the approval of Party A. If Party A adjusts its original approval opinions based on Party B's application during the credit period, the subsequent approval opinions given by Party A shall constitute supplements and changes to the original or preceding approval opinions, and so on.

3.2	Party B shall submit an application each time it plans to use the credit line, and shall submit the materials requested by Party A and proceed upon receipt of Party A's approval of each application. Party A is entitled to decide whether to approve the application based on its internal management requirements and Party B's operation conditions, or to unilaterally refuse Party B's application without any legal liability. If the provisions of this paragraph are inconsistent with other provisions of this Agreement, the former shall prevail.

3.3	When handling a specific type of Credit Business upon receipt of Party A's approval, the corresponding business agreement signed by and between Party A and Party B (including but not limited to a single agreement/application, framework agreement, or specific business contract) shall constitute an integral part of this Credit Granting Agreement. The business terms such as the specific amount, interest rate, period, purpose, and expenses of each loan or others shall be determined by the specific business agreement, business vouchers confirmed by Party A (including but not limited to loan notes), and the business records in Party A's system.

3.4	Party A has the right to adjust the loan, other credit benchmark interest rate or interest rate pricing method under this agreement regularly or irregularly in accordance with the changes in relevant national policies, domestic and foreign market conditions or its own credit policy. Such adjustments shall be notified by Party A to Party B (The notice method can either make an announcement at the branch of Party A or the official website of China Merchants Bank, or send a notice to Party B in any of the contact addresses/methods reserved in this agreement), which will be effective after the notification; If Party B does not accept the adjustment, it can repay in advance, otherwise it will be deemed as approved and executed according to the notice.

If this clause is inconsistent with other relevant provisions of this agreement, the provisions of this clause shall prevail.

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3.5	The period of use for each loan or other credits within the credit line shall be determined according to Party B's business needs and Party A's business management regulations. The due date of specific business may be later than that of the credit period (unless otherwise required by Party A).

3.6	During the credit period, Party A is entitled to assess Party B's operation and financial status on an annular basis, and adjust the credit line that Party B can use.

4.	Party B's Rights and Obligations

4.1	Party B is entitled to:

4.1.1	Request Party A to provide loans or other credits within the credit line in accordance with the requirements stipulated in this Agreement.

4.1.2	Use the credit line in accordance with the provisions of this Agreement.

4.1.3	Request Party A to keep the confidentiality of the production, operation, property, account, and other information provided by Party B, except as otherwise provided in this Agreement.

4.1.4	Transfer the debt to a third party after obtaining the written consent of Party A.

4.2	Party B shall undertake the following obligations:

4.2.1	Truthfully provide the documents and materials required by Party A (including but not limited to providing its financial books/statements and annual financial reports, major decisions and changes in its production, operation, and management, fund withdrawal/use information, and information about the collateral) and all of its banks of deposit, bank accounts, and balance of deposits and loans, and cooperate with Party A's investigation, examination, and inspection.

4.2.2	Accept Party A's supervision over its use of credit funds and the related production, operation, and financial activities.

4.2.3	Use loans and/or other credit lines in accordance with the provisions of this Agreement and the provisions and/or promised purposes of specific business agreements.

4.2.4	Punctually repay the principal, the interest, and pertinent expenses of loans, advances, and other debts in full in accordance with the provisions of this Agreement and specific business agreements.

4.2.5	Transfer all or part of the debts hereunder to a third party after obtaining the written consent of Party A.

4.2.6	Party B shall notify Party A immediately when any of the following circumstances occurs, and shall actively cooperate with Party A to implement safeguard measures for proper repayment of the principal, the interest, and pertinent expenses of loans, advances, and other debts under this Agreement:

4.2.6.1	Party B encounters a major financial loss, asset loss, or other financial crises.

4.2.6.2	Party B provides loans, guarantees, or warranties to third parties, or uses its own properties (rights) to provide mortgage (pledge) guarantees.

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4.2.6.3	Party B suspends its business, has its business license revoked or canceled, files for or is filed for bankruptcy, dissolution, etc., or has changes in important enterprise information, such as the company name, registered address, place of business, and beneficial owners.

4.2.6.4	Party B's controlling shareholders, other affiliated companies, or actual controllers encounter a major operation or financial crisis that affects Party B's normal operation, or Party B has personnel changes in its legal representative, person in charge, directors, or senior management personnel, or such personnel are punished, their personal freedom being restricted by the relevant state authority or missing for more than seven days that may affect Party B's normal operation.

4.2.6.5	Party B is engaged in related transactions with its controlling shareholders, other affiliated companies, or actual controllers and the amount of such transactions is higher than 10% of Party B's net assets (Party B's notice shall at least cover the relationship between the parties involved in the transaction, the content, nature, amount, or corresponding proportion of the transaction, and the pricing policy (including transactions with no amount or only a token amount).

4.2.6.6	Party B is engaged in any litigation, arbitration, or criminal or administrative penalties that have a material adverse effect on its management or property conditions.

4.2.6.7	Party B or its actual controller is engaged in large sums of informal high-interest loans or has adverse records such as rolling over old debts with new borrowing, overdue repayment, or unpaid debt interest in other financial institutions, or Party B’s affiliated company encounters a capital chain disruption and debt crisis, or Party B's project is suspended or deferred or encounters major investment blunders.

4.2.6.8	Party B encounters other significant circumstances that may affect its debt paying ability.

4.2.7	Party B shall not be slack to manage and claim its due debts, or dispose of existing major assets in a non-reimbursable and other improper manner.

4.2.8	Party B shall obtain the written consent of Party A before proceeding with major events such as merger & acquisition, spin-off, restructuring, joint venture (cooperation), transfer of property (stock) rights, shareholding reform, foreign investment, and increase of debt financing.

4.2.9	When the accounts receivable is pledged, Party B shall guarantee that the credit balance at any time during the credit period is less than 80% of the balance of the pledged accounts receivable. Otherwise, Party B must provide new accounts receivable approved by Party A as the pledge or margin deposit (the account number shall be the one that is generated by or recorded in Party A's system when the deposit is placed) until the sum of 80% of the balance of the pledged accounts receivable and the effective margin deposit is larger than the credit balance.

4.2.10	Provided that Party B has pledged the margin deposit, if the balance of the margin account is less than 95% of the amount of specific business due to exchange rate fluctuations, Party B is obliged to increase the corresponding amount of deposit or provide other guarantees in accordance with Party A's request.

4.2.11	Party B shall ensure that the sales proceeds generated from import business are collected from the designated account of Party A. For export negotiations, Party B shall transfer the notes and/or documents under the L/C to Party A.

4.2.12	Party B shall ensure that its settlement and payment activities are mainly carried out through the bank account that it opens with Party A. During the credit period, Party B's settlement transactions under the designated account shall be no less than the proportion of Party B's financing amount at Party A against its financing amount in all banks.

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5.	Party A's Rights and Obligations

5.1	Party A is entitled to:

5.1.1	Request Party B to punctually repay the principal, the interest, and pertinent expenses of loans, advances, and other debts under this Agreement and the specific contract in full.

5.1.2	Request Party B to provide information related to the use of its credit line.

5.1.3	Be informed of Party B's production, operation, and financial activities.

5.1.4	Supervise Party B's use of loans and/or other credits in accordance with the purposes agreed in this Agreement and the specific business agreements, unilaterally and directly suspend or limit the online banking service of Party B's account (including but not limited to closing the online banking service and presetting the list of payees/single payment cap/stage payment cap) and other electronic payment channels when necessary, restrict the sales of settlement vouchers, or restrict the counter payment and transfer of Party B account, as well as the payment and exchange services of non-counter channels such as telephone banking and mobile banking.

5.1.5	Upon receipt of Party B's application for the issuance of an L/C, entrust other local branches of China Merchants Bank to transfer the L/C to the beneficiary according to internal process requirements.

5.1.6	Deduct an amount directly from the account that Party B opens with any institution of China Merchants Bank to repay the debts the Party B owes under this Agreement and specific business agreements (when the debt is not repaid in RMB, Party A is entitled to directly use the money in Party B's RMB account to purchase foreign exchange based on the exchange rate announced by Party A at the time of deduction, and then repay the relevant principal, interest, and pertinent expenses).

5.1.7	Transfer its creditor's rights against Party B and notify Party B of the transfer in a manner it deems appropriate, including but not limited to by fax, post delivery, personal delivery, and announcement on public media, or urge Party B to pay accounts receivable back.

5.1.8	Supervise Party B's account or entrust other institutions of China Merchants Bank other than Party A to supervise Party B's account, and control the payment of loan funds according to the loan use and payment scope agreed by both parties.

5.1.9	When Party A discovers that Party B has any of the circumstances stipulated in Article 4.2.6 of this Agreement, Party A is entitled to request Party B to implement safeguard measures for the proper repayment of the principal, the interest, and pertinent expenses of the debts hereunder based on Party A's requirements, or to directly seek one or more remedies for breach of contract as stipulated in the "Events of Default and Handling" clause of this Agreement.

5.1.10	Other rights prescribed under this Agreement.

5.2	Party A shall undertake the following obligations:

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5.2.1	Offer loans or other credits to Party B within the credit line in accordance with the provisions of this Agreement and specific contracts.

5.2.2	Keep the confidentiality of Party B's asset, finance, production, and operation conditions unless otherwise required by laws and regulations, prescribed by the regulatory body, or provided to Party A's superior or subordinate organizations, or external audit, accounting, law firms, or other professional institutions undertaking the same confidentiality obligations.

6.	Matters Specifically Guaranteed by Party B

6.1	Party B is a legal entity that was incorporated and is legally existing under the laws of China. It has truthful, legitimate, and valid registration and annual report publicity procedures, and it has full civil capacity to sign and perform this Agreement.

6.2	Party B's signing and performance of this Agreement have been fully authorized by its board of directors or any other competent authority.

6.3	The documents, materials, and certificates that Party B provides regarding Party B, the guarantor, the mortgagor (pledgor), and the collateral (pledge) are truthful, accurate, complete, and valid, and they do not contain any major errors or omissions that are inconsistent with the facts.

6.4	Party B will strictly abide by the provisions of specific business agreements and various letters and related documents issued to Party A.

6.5	Party B is not engaged in any litigation, arbitration, or criminal or administrative penalties that may adversely impact Party B or Party B's primary properties at the time of signing this Agreement, and such litigation, arbitration, or criminal or administrative penalties will not occur during the performance of this Agreement. If that occurs, Party B shall immediately notify Party A.

6.6	Party B shall strictly abide by national laws and regulations in its business activities, carry out all sorts of business activities in strict accordance with the business scope stipulated in Party B's business license or that approved according to law, and handle registration and annual inspection procedures as well as the business term extension/prolonging procedures on time.

6.7	Party B shall maintain or improve its existing level of operation and management and ensure the preservation and appreciation of existing assets, and shall not waive the claim of due debts or dispose of existing major assets in a non-reimbursable and other improper manner.

6.8	Party B shall not pay off other long-term debts in advance without Party A's permission.

6.9	Party B shall not be involved in any other major events that affect the performance of its obligations hereunder at the time of signing and fulfilling this Agreement.

7.	Other Expenses

If this Agreement involves notarization (except for the notarization for compulsory execution) or other matters involving entrusting a third party to provide services, the relevant expenses shall be borne by the entrusting party. If the two parties jointly act as the entrusting party, each party shall bear 50% of the relevant expenses.

Provided that Party B cannot repay the debts owed to Party A hereunder, it shall bear all of Party A's expenses incurred from realization of the creditor's rights, including the attorney fee, litigation cost, travel expense, announcement fee, and delivery fee, and it hereby authorizes Party A to deduct such expenses directly from its bank account. If there is any shortfall, Party B hereby warrants that it will make up the shortfall upon receipt of Party A's notice, and Party A does not need to provide any proof.

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8.	Events of Default and Handling

8.1	Party B shall be deemed to be in breach of contract under any of the following circumstances:

8.1.1	Party B fails to perform or violate the obligations of this Agreement.

8.1.2	Party B's special guarantees hereunder are untruthful or incomplete, or Party B violates its special guarantees and fails to correct such violation according to Party A's requirements.

8.1.3	Party B has a material breach of contract under a legally valid contract that it previously signed with other creditors, and such breach is not resolved within three months from the date of the default.

The foregoing material breach of contract means that Party B's default subjects Party B to creditor claim for more than RMB One Million.

8.1.4	If Party B is a New OTC Market listed company or it intends to apply for listing on the New Three Board, but it encounters major obstacles in the listing or its application is suspended, or the New Three Board market issues a warning letter to Party B, orders it to make corrections, restricts its trading under securities accounts, or takes other regulatory measures against Party B for more than three times, or Party B is subject to disciplinary sanctions, termination of listing, or other circumstances.

8.1.5	When Party B acts as the supplier of government procurement departments, and a government procurement department delays its payment for three consecutive or cumulative times and such delay constitutes a risk that is not conducive to Party B's repayment of the credit line granted by Party A, or Party B is disqualified as the supplier (or blacklisted for government procurement), fails to supply goods in a timely manner, has unstable product quality, has difficulties in operations, faces obviously deteriorated financial conditions (such as insolvency), or has its projects suspended.

8.1.6	Party B's financial indicators fail to continue meeting the requirements stipulated in this Agreement/specific business agreements, or any prerequisites (if any) for Party A's provision of the credit line/financing to Party B stipulated in this Agreement/specific business agreements are not continuously satisfied.

8.1.7	Party B's business activities may bring anti-money laundering or sanctions compliance risks to Party A

8.1.8	Other circumstances in which Party A believes that its legitimate rights and interests are damaged.

8.2	Provided that the guarantor has one of the following circumstances and Party A believes that it may affect the guarantor's guarantee capacity, therefore Party A requires the guarantor to exclude the adverse effects caused thereby or requires Party B to increase or change its guarantee conditions. If the guarantor or Party B fails to cooperate, it shall be deemed that an event of default has occurred:

8.2.1	The guarantor or Party B has one of the circumstances similar to that described in Article 4.2.6 of this Agreement, or fails to obtain the consent of Party A when the circumstances described in Article 4.2.8 occur.

8.2.2	The guarantor conceals its actual capacity to assume the guarantee liability, or fails to obtain authorization from the competent authority when issuing the irrevocable letter of guarantee.

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8.2.3	The guarantor or Party B fails to go through the annual inspection registration procedures and the business term extension/prolonging procedures.

8.2.4	Party B is slack to manage and claim its due debts, or dispose of existing major assets in a non-reimbursable or other improper manner.

8.3	Provided that the mortgagor (pledgor) has one of the following circumstances and Party A believes that it may cause the mortgage (pledge) invalid or cause depreciation of the collateral (pledge), therefore Party A requires the mortgagor (pledgor) to exclude the adverse effects caused thereby or requires Party B to increase or change its guarantee conditions. If the mortgagor (pledgor) or Party B fails to cooperate, it shall be deemed that an event of default has occurred:

8.3.1	The mortgagor (pledgor) does not possess the ownership or right of disposition of the collateral (pledge), or there is a dispute over the ownership.

8.3.2	The collateral (pledge) has been leased, sealed up, detained, supervised, has statutory priority (including but not limited to the priority of construction project funds), and/or such circumstances that have occurred are concealed.

8.3.3	Without the prior written consent of Party A, the mortgagor shall not transfer, lease, remortgage, or dispose of the collateral in any other improper manner; or the mortgagor's earnings from disposing of the collateral with the prior written consent of Party A are not used to repay Party B's debts owed to Party A as required.

8.3.4	The mortgagor fails to properly keep, maintain, and repair the collateral, and as a result the collateral significantly depreciates; or the mortgagor's behavior directly damages the collateral, resulting in a decrease in the value of the collateral; or the mortgagor fails to insure/renew the insurance for the collateral during the mortgage period according to Party A’s request.

8.3.5	The collateral has been or may be included in the scope of government demolition and expropriation, but the mortgagor fails to immediately notify Party A or to fulfill its relevant obligations as stipulated in the mortgage contract.

8.3.6	The mortgagor uses its mortgaged house property at China Merchants Bank to provide residual value guarantee for matters hereunder, and it settles the mortgage loan in advance without the consent of Party A before Party B pays off the credit line hereunder.

8.3.7	The pledgor uses its financial products as the pledge, and the source of the subscription fund is illegal or illegitimate.

8.3.8	The collateral (pledge) involves or may involve other matters affecting its value or affecting Party A's right to mortgage (pledge).

8.4	Provided that the guarantee hereunder includes the pledge of accounts receivable, and the debtor of the accounts receivable is facing an obvious deterioration of its business operation, transfers its properties/surreptitiously withdraws funds to avoid its debts, colludes with the pledgor of the accounts receivable to change the repayment route and thus makes the accounts receivable unable to be paid to the special account for repayment, loses its business reputation, loses or may lose the ability to perform the agreement, or encounters other major events affecting its solvency, Party A is entitled to request Party B to provide the corresponding guarantee or provide new and effective accounts receivable for pledge. If Party B fails to do so, it is deemed that an event of default has occurred.

8.5	When any of the above events of default occurs, Party A is entitled to take the following measures separately or simultaneously:

8.5.1	Reduce the credit line hereunder or stop the use of the remaining credit line.

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8.5.2	Recover the principal, the interest, and pertinent expenses that have been previously issued within the credit line.

8.5.3	For bills of exchange that Party A has accepted or letters of credit, letters of guarantee, delivery guarantees, etc. that Party A has issued during the credit period, regardless of whether Party A has made the advanced payment, Party A may request Party B to increase the margin deposit, to transfer the bank savings in Party B's other accounts opened with Party A to Party A's margin account as the deposit for its future advanced payment hereunder, or to hand over the corresponding funds to an escrow account as Party A's deposit for the advanced payment for Party B.

8.5.4	For Party A's unliquidated creditor's rights in accounts receivable acquired from Party B under factoring business, Party A is entitled to request Party B to fulfill it repurchase obligations immediately and take other recovery measures in accordance with the requirements of the relevant specific business agreement. For Party A's creditor's rights in accounts receivable against Party B that is acquired under factoring business, Party A is entitled to claim debts against Party B immediately.

8.5.5	Depending on the circumstances, Party A may directly request Party B to provide other acceptable properties as a new guarantee. If Party B fails to provide the new guarantee as required, it shall pay 30% of the credit line amount hereunder as liquidated damages.

8.5.6	Party A is entitled to directly freeze/confiscate the bank savings in Party B's settlement account and/or other accounts at China Merchants Bank, stop opening new settlement accounts for Party B, and stop issuing new credit cards to Party B's legal representative.

8.5.7	Party A is entitled to submit Party B's default information to credit bureaus and banking associations, and to share such information among banking institutions and even make it available to the public by proper means.

8.5.8	Party A is entitled to dispose of the pledge and/or claim debts against the guarantor in accordance with the provisions of the letter of guarantee.

8.5.9	Party A is entitled to claim debts in accordance with the provisions of this Agreement.

8.6	For funds that Party A obtains through claims of debts, the funds will be used for repayment based on the actual due dates of various credit lines from the latest to the earliest. The specific repayment order of various credit lines shall be repaying the expenses, liquidated damages, compound interest, default interest, interest first, and then repaying the principal of the credit line until the principal, the interest, and all pertinent expenses are paid off.

Party A is entitled to unilaterally adjust the above repayment sequence, unless otherwise required by laws and regulations.

9.	Guarantee Clauses

9.1	For all debts that Party B owes to Party A hereunder, Party B or a third party approved by Party A shall provide the property mortgage or pledge guarantee or joint guarantee, and Party B or the third party acting as the guarantor shall issue or sign another letter of guarantee at the request of Party A.

9.2	If the guarantor fails to sign the letter of guarantee and complete the guarantee procedures in accordance with the provisions of this article (including the circumstance in which the debtor of accounts receivable raises a pleabefore the pledge of the accounts receivable), Party A is entitled to refuse to provide Party B with a credit line.

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9.3	Provided that the mortgagor has provided real estate mortgage guarantee for all debts that Party B owes to Party A hereunder, if Party B knows that the collateral has been or may be included in the scope of government demolition and expropriation, it shall notify Party A immediately and urge the mortgagor to continue using the government's compensation to provide guarantee for Party B's debts in accordance with the mortgage contract, to complete the corresponding guarantee procedures in a timely manner, or to provide other safeguard measures accepted by Party A in accordance with Party A's requirements.

When it is necessary to reset the guarantee or take other safeguard measures as the collateral is involved in the aforesaid circumstances, the mortgagor shall assume the relevant expenses incurred and Party B shall be held jointly and severally liable for the expenses. Party A is entitled to deduct such expenses directly from Party B's account.

10.	Miscellaneous

10.1	During the validity period of this Agreement, Party A's treatment of Party B's any default or delay, or Party A's postponed or delayed exercise of its rights or interests shall not impair, influence, or limit all the rights and interests Party A is entitled to as the creditor in accordance with the relevant laws and regulations and this Agreement, or be deemed as Party A's permission or approval of any breach of this Agreement or be deemed that Party A has waived its right to take actions against existing or future defaults.

10.2	If this Agreement becomes legally invalid in full or in part for whatever reason, Party B shall be liable for repayment of all debts that it owes to Party A hereunder. If that happens, Party A is entitled to terminate the performance of this Agreement and may immediately claim all debts owed by Party B hereunder.

If Party A faces a cost increase during the performance of the obligations hereunder because of any changes in the applicable laws and policy requirements, Party B shall compensate Party A for the increased cost as required.

10.3	Party A and Party B shall send notices, requests, or other documents related to this Agreement in written form (including but not limited to by letter, fax, email, Party A's online banking, SMS, or WeChat).

10.3.1	Any notice, request, or other document that is delivered by a specially-assigned person (including but not limited to by a lawyer, notary, or courier) shall be deemed to have been served when the recipient signs on it (if the recipient refuses to accept it, it shall be deemed to have been served seven days after the date of rejection, return, or delivery (whichever is earlier)). Any notice, request, or other document that is delivered by postal letter shall be deemed to have been served seven days after the date of delivery. Any notice, request, or other document that is delivered by fax, email, Party A's online banking, mobile phone SMS, WeChat, or other electronic means shall be deemed to have been served on the date when the sender's corresponding system shows successful delivery.

If Party A informs Party B of the transfer of creditor's rights or claims debts against Party B by means of issuing an announcement on public media, it shall be deemed to have been served on the date of the announcement being issued.

If either party changes its contact address, email address, fax number, mobile phone number, or WeChat ID, it shall notify the other party of such changes within five working days from the date of the change. Otherwise, the other party is entitled to deliver any notice, request, or other document according to the original contact address or information. If the delivery fails because of contact address or information changes, the date of return or seven days after the date of delivery (whichever is earlier) shall be deemed to be the date of service. The party involving such changes shall bear the losses incurred thereby and such changes do not affect the legal effect of service.

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10.3.2	Both parties' contact address, email address, fax number, mobile phone number, and WeChat ID listed in this Agreement shall be used as their respective address for service of notary documents and judicial documents (including but not limited to the indictment/arbitration application, evidence, subpoena, notice of appearance, notice of adducing evidence, notice of court session, notice of hearing, written judgment/arbitration award, written verdict, mediation agreement, notice of time-limited performance, and legal instruments at the hearing and execution stages). Such documents shall be deemed to have been served when the court or the notary office has delivered the written documents to the address prescribed herein (refer to the preceding paragraph for specific service provisions).

10.4	Both parties agree that for business applications under the trade financing business, Party B shall stamp Party A's reserved seal on such applications, and both parties shall recognize the validity of the seal.

10.5	When Party B submits applications for credit business through Party A's online banking system, its electronic signature generated by the digital certificate shall be deemed as a valid signature of Party B, which represents Party B's real intentions. Party A is entitled to fill in the relevant business vouchers based on the application information submitted online, and Party B shall acknowledge its authenticity, accuracy, and legality and be bound by it.

10.6	The written supplemental agreements between Party A and Party B with respect to uncovered matters in and changes to this Agreement, and the specific business agreements hereunder shall constitute an integral part of this Agreement.

10.7	Party A's operations involved in transactions (including but not limited to the acceptance of applications, data review, loan offering, transaction confirmation, withholding, query, receipt printing, debt collection, and payment deduction and various notifications) can be handled, generated, issued, or produced by any business outlet of Party A. The business operations and correspondence of the outlets shall be deemed to be Party A's behavior and be binding upon Party B.

10.8	The annexes to this Agreement shall form an integral part of this Agreement and they are automatically applicable to the specific business that actually occurs between the parties.

10.9	In accordance with Party A's requirements, Party B shall (check the items below):

☐ Insure its core assets and designate Party A as the primary beneficiary.

☐ Not sell or mortgage the    /    assets designated by Party A before its debts are paid off.

☐ Make the following restrictions on the dividends paid to its shareholders as required by Party A before its debts are paid off:    /

10.10	Party B shall ensure that Party B's financial targets for the credit period meet the following requirements: /

10.11	Party B accepts all items under the Group Credit Granting Cooperation Agreement numbered / (including the adjustments and supplements made by the signing parties from time to time), which is signed by and between China Merchants Bank / and Party B's parent company/head office/holding company / (fill in the company name), and it agrees to be bound by the agreement and also agrees to assume its obligations as a subordinate unit under the agreement. If Party B fails to do so, it shall be deemed to have breached the contract, and Party A is entitled to seek remedies as stipulated herein.

10.12	Other agreed matters: If the credit line that has been converted into the financing currency at the current exchange rate is less than 100% of the specific business amount due to exchange rate fluctuations, Party B is obliged to provide additional margin or other guarantee conditions in accordance with Party A's request. The term "current" in this paragraph refers to any point in time when Party A checks the exchange rate starting from the date on which the credit line hereunder becomes effective to the date on which the credit applicant's debts under the credit line are paid off.

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11.	Applicable Laws and Dispute Resolution

11.1	The conclusion, interpretation, and dispute resolution of this Agreement shall be governed by the laws of the People's Republic of China (excluding laws of Hong Kong, Macao, and Taiwan), and the rights of both parties shall be guaranteed by the laws of the People's Republic of China.

11.2	The disputes arising during the performance of this Agreement shall be settled by the two parties through negotiation. If the negotiation fails, either party may (check one of the three methods below):

☑ 11.2.1 File a lawsuit to the People's Court with jurisdiction where Party A is located.

☐ 11.2.2 File a lawsuit to the People's Court with jurisdiction where this Agreement is signed. This Agreement is signed at    /   .

☐ 11.2.3 Apply to    /   for arbitration (fill in the name of the arbitration institution). The place of arbitration is    /   .

11.3	After this Agreement and the specific business agreements have been granted the notarization with compulsory execution effect as processed by Party A and Party B, Party A may, in order to claim the debts owed by Party B under this Agreement and the specific business agreements, apply directly to the People's Court with jurisdiction for compulsory execution.

12.	Commencement of This Agreement

This Agreement shall become effective after Party A's and Party B's legal representatives, main persons in charge, or authorized agents sign (or affix seals with their names) and affix their official seals/special contract seals on it, and shall become automatically invalid upon expiration of the credit period or when Party B's all debts owed to Party A hereunder and all other related expenses are paid off, whichever is later.

13.	Supplementary Provisions

This Agreement is made in duplicate, with Party A and Party B each holding one copy with the same legal effect.

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Annexes:

1. Special Terms for Cross-border Linkage Trade Financing Business

2. Special Terms for Buyer/Import Factoring Business

3. Special Terms for Order Loan Business

4. Special Terms for the Discounting of Commercial Acceptance Bills

5. Special Terms for Derivative Transactions Business

6. Special terms for Gold Leasing Business

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Annex 1

Special Terms for Cross-border Linkage Trade Financing Business

1.	Cross-border Linkage Trade Financing Business refers to the cross-border trade financing business that Party B applies to Party A based on Party B's cross-border transactions with overseas companies, which is cooperatively provided by Party A and the overseas institution of China Merchants Bank (hereinafter referred to as the "linkage platform").

2.	Cross-border linkage trade financing business covers the following varieties, including but not limited to back-to-back L/C, entrusted issuance, entrusted overseas financing, certified bill payment, overseas credit granting with L/G, and cross-border trade financing shortcut. The specific meanings and business rules of various business varieties are stipulated in specific business agreements.

3.	Under the back-to-back L/C business, the overriding credit that Party B applies to Party A shall directly occupy the credit line hereunder. Under the overriding credit, the bills of exchange or advance payments (whether they occur within the credit period) that Party A handles to fulfill the issuing bank obligation and the pertinent interests and expenses shall constitute Party B's financing debts owed to Party A, and shall be included in the scope of credit guarantee.

Under the entrusted issuance/entrusted overseas financing business, the L/C or trade financing that Party A entrusts the linkage platform to issue or provide to the overseas company according to Party B's application shall occupy the credit line hereunder. If Party A issues fund for inward bills purchased under collection or provides advance payment to Party B for external payments, such fund or advance payment (whether it occurs within the credit period) and the pertinent interests and expenses shall directly constitute Party B's financing debts owed to Party A, and shall be included in the scope of credit guarantee.

Under the certified bill payment business, Party A shall directly occupy the credit line hereunder and certify the payment of Party B's acceptance bills based on Party B's application. If Party B fails to pay the full amount of bills on time, Party A is entitled to directly prepay on the certified bills. The prepayment (whether it occurs during the credit period) and the pertinent interests and expenses shall be included in the scope of credit guarantee.

Under the overseas credit granting with L/G business, Party A shall directly occupy the credit line hereunder in accordance with the L/G or standby L/C that Party B applies for issuance. After the overseas company transfers the right of payment collection (rather than the right of claim) under the L/G to the linkage platform and the linkage platform claims payment from Party A according to the L/G or standby L/C, Party A's prepayment (whether it occurs during the credit period) and the pertinent interests and expenses shall directly constitute Party B's financing debts owed to Party A and shall be included in the scope of credit guarantee.

Under the cross-border trade financing shortcut business, after Party A approves Party B's application for trade financing, the trade financing that the linkage platform directly provides to Party B shall occupy the credit line hereunder. If Party B fails to repay the linkage platform's trade financing in full, Party A is entitled to repay it by means of a bill of exchange or advance payment. The relevant bill of exchange or advance payment (whether it occurs during the credit period) and the pertinent interests and expenses shall directly constitute Party B's financing debts owed to Party A and shall be included in the scope of credit guarantee.

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Annex 2

Special Terms for Buyer/Import Factoring Business

1.	Definitions

1.1	Buyer/Import Factoring Business refers to Party A, as the buyer/import factor, acquires the accounts receivable (of which Party B is the debtor) from the seller/export factor under the commercial contract, and provides the seller/export factor with comprehensive factoring services including certified payment, accounts receivable collection, and management.

Under the buyer/import factoring business, if Party B faces any buyer's credit risks, Party A shall assume the certified payment obligation to the seller/export factor. If a dispute arises during the performance of the commercial contract, Party A shall be entitled to re-transfer the acquired accounts receivable to the seller/export factor.

1.2	Seller/Export Factor refers to the party who signs the factoring business agreement with the supplier/service provider (the accounts receivable creditor) under the commercial contract, and acquires the accounts receivable held by the accounts receivable creditor. Party A can act as the buyer/import factor and the seller/export factor at the same time.

1.3	Disputes refer to the defenses, counter-claims, offsets, or similar acts that Party B has against the accounts receivable acquired by Party A because of disputes between the accounts receivable creditor and Party B over the goods, services, invoices, or any other commercial contract issues, and third parties' claims for the accounts receivable hereunder or applications for inquiry, suspension, or deduction. A dispute is deemed to have occurred when any accounts receivable that Party A acquires cannot be realized in full or in part for reasons other than the buyer's credit risks.

1.4	Commercial Contract refers to the business contract signed between Party B and the accounts receivable creditor for the purpose of commodity trading and/or service trading, which takes sale on credit as the settlement method.

1.5	Certified Payment/Payment under Guarantee means when Party B faces any buyer's credit risks, Party A shall pay the corresponding accounts receivable amount to the seller/export factor within a certain period after the due date of the accounts receivable.

2.	Upon application, Party A agrees to handle the buyer/import factoring business within the credit line for Party B, and Party B's accounts receivable acquired from the seller/export factor shall be deducted from/shall occupy the credit line hereunder based on the specific amount.

When Party A, as the buyer/import factor, fulfills its certified payment/payment guarantee obligations to make payments and pay the pertinent expenses, it shall be deemed as Party A's granting credit to Party B under the Credit Granting Agreement (The financing interest rate within 30 days from the date of issuance is    /   , and the financing interest rate beyond this period is    /   ), and the payments and pertinent expenses shall be included in the scope of Party B's credit guarantee. Party A is entitled to take measures stipulated under this Agreement to claim the certified payment/guaranteed payment from Party B. As long as Party A has transferred the accounts receivable during the credit period, Party A is entitled to claim payment from Party B in accordance with the Credit Granting Agreement and the commercial contract even if such claims are made beyond the credit period.

3.       Buyer/import factoring fee

The factoring fee shall be the business management fee that Party A collects for providing the buyer/import factoring service. Party A shall collect the factoring fee from Party B at a certain ratio of the accounts receivable amount at the time of acquisition. The specific rate shall be reasonably determined by Party A according to its business rules.

4.	For disputes arising out of the performance of the commercial contract, Party B shall waive its right to raise an objection. In view of this, regardless of whether there are other agreements, provided that Party B fails to make payment in accordance with provisions of the commercial contract, it shall be deemed that Party B has a buyer's credit risk, Party A will proceed the certified payment, and Party B has no objection to this.

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Annex 3

Special Terms for Order Loan Business

1.	Order Loan Business refers to the loan business that Party A, based on the commercial contracts (or engineering contracts) signed between Party B and its downstream customers, issues to Party B for the daily production and operation regarding the performance of its commercial contracts (or the performance of its engineering contracts) and uses the sales contract cash inflow (or project cash inflow) as the primary source of repayment.

2.	Party B shall open a special account for the cash inflow of its sales orders under the commercial contracts (or engineering contracts) with Party A. The cash inflow of all sales orders under the commercial contracts (or engineering contracts) and in connection with the order loan must be directly paid to the special account. The special account shall not be used or changed without the approval of Party A. Party B shall notify the payer that the special account is the only account for the cash inflow of its sales orders. Party A is entitled to deduct funds from the special account for repayment of the principal, interest, default interest, and other related expenses of the order loan financing.

3.	When any of the following circumstances occurs, Party A may immediately stop Party B's use of the credit line under the Credit Granting Agreement and take default management measures accordingly:

3.1	Party B's downstream customers have delayed payment for three consecutive periods, and Party A, based on its reasonable judgment, believes that their financial position has deteriorated, which is not conducive to protecting Party A's rights as the creditor.

3.2	Party B is disqualified from being the supplier by its downstream customers because of Party B's delayed supply of goods, unstable product quality, construction without downstream customers' approval or failing to follow the engineering contract, lowered qualifications that fail to meet downstream customers' requirements, or operation difficulties and deteriorated financial position based on Party A's reasonable judgment, or because Party B's cash inflow from downstream customers is less than the total monthly due amount of financing contracts under this credit line for three consecutive months, or the downstream customers fail to make payment in installments in accordance with the engineering contract for two consecutive periods.

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Annex 4

Special Terms for the Discounting of Commercial Acceptance Bills

1.	Discounting of Commercial Acceptance Bills refers to the discounting business that Party A offers to commercial acceptance bills accepted by Party B or that Party A allows the holder to process at any branches of China Merchants Bank (hereinafter referred to as "other discounting acceptance banks"). The holder (hereinafter referred to as the "discounting applicant") may apply to Party A or other discounting acceptance banks for discounting of commercial acceptance bills. The discounting business shall all occupy the credit line under this Agreement.

Considering that Party A's provision of the discounting service for commercial acceptance bill acceptors to Party B is the precondition for other discounting acceptance banks' acceptance of bill holders' discounting applications, other discounting acceptance banks are entitled to transfer the discounted bills to Party A after the discounting business is completed, and Party A is obliged to accept the transfer. For Party A's commercial acceptance bills acquired from other discounting acceptance banks, Party B promises that it will pay for the bills unconditionally upon the due date, and the parties have no objection to this.

2.	The commercial acceptance bills mentioned in this clause include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter referred to as "e-bills"), or both commercial acceptance bills with the discounting applicant paying the interest and commercial acceptance bills with the buyer paying the interest.

Commercial acceptance bills with the buyer paying the interest means when Party A processes the discounting of commercial acceptance bills issued and accepted by Party B, the discounting interest is paid by Party B.

3.	During the credit period, Party B shall open a commercial acceptance bill margin account with Party A (the account number shall be the one generated or recorded by Party A's system when the margin is deposited) and before each bill is accepted, deposit a certain amount of funds to the margin account according to Party A's requirements. The funds will be used as Party B's payment bond for the acceptance of commercial acceptance bills that Party A offers a discounting.

Party B shall deposit the full amount of payables to its margin account opened with Party A before the due date of each commercial acceptance bill, for the bills to be paid on time.

4.	During the credit period, the discounting applicant may use commercial acceptance bills accepted by Party B to apply for discounting to Party A directly, or apply for discounting to other discounting acceptance banks. Party A or other discounting acceptance banks are entitled to conduct qualification examinations on discounting applicants, request Party B to conduct audit verifications, and decide whether the corresponding discounting would be accepted.

After other discounting acceptance banks have completed the discounting, they are entitled to endorse and transfer the discounted commercial acceptance bills to Party A in accordance with the relevant provisions of China Merchants Bank. After Party A has processed the discounting or accepted commercial acceptance bills from other discounting acceptance banks, Party B shall pay Party A the payables in full unconditionally and in a timely manner when required.

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5.	The issuance and discounting of each e-bill shall be subject to the business information stored in PBOC's electronic billing system, or business records such as customer statements filled in or printed accordingly. Party A's business records are an integral part of this annex, and have the same legal effect as this annex. Party B acknowledges the accuracy, authenticity, and legitimacy of these records.

6.	If a dispute arises out of the basic contract for commercial acceptance bills accepted by Party A within the credit line, Party B and the parties concerned shall coordinate and resolve it. Before each bill falls due, Party B is still obliged to pay for the margin and the bills in full and in a timely manner according to section 3.

7.	If Party A has discounted a commercial bill accepted by Party B or has accepted a commercial bill previously accepted by Party B from other discounting acceptance banks, Party A is entitled to deduct money from any of Party B's deposit accounts at China Merchants Bank for payment if Party B fails to pay the full amount before the due date of the commercial acceptance bill. If Party B fails to pay the full amount or Party A offers an advance payment because of insufficient balance in Party B's account, Party A shall collect a default interest at five percent of the advance payment in accordance with relevant provisions of the Payment and Settlement Measures.

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Annex 5

Special Terms for Derivative Transactions Business

1.	For derivatives transactions that Party A conducts upon acceptance of Party B's application, they may occupy the credit line at a certain ratio of the principal/transaction amount. When a derivative transaction has floating losses, Party A may increase the occupied Party B's credit line according to the specific agreement between the parties (when each transaction actually occurs, Party A shall determine the amount of the occupied credit line based on the type, deadline, and risk degree of the transaction, and/or the risk degree coefficient of the business corresponding to the deducted credit line, etc.). The amount of the credit line actually occupied shall be subject to records in transaction documents such as the credit line occupation notice and/or transaction confirmation/certificate issued by Party A.

2.	Derivative transactions that have balances or losses during the credit period shall occupy the credit line in accordance with the provisions of the preceding article regardless of whether the date of the transaction falls within the credit period.

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Annex 6

Special Terms for Gold Leasing Business

1.	Gold Leasing refers to the business in which Party A leases physical gold to Party B, and upon expiration, Party B will return the same amount of gold of the same property and pay the lease fee to Party A on time.

2.	Party A may handle the gold leasing business for Party B within the credit period and the credit line based on Party B's application. The physical gold leased by Party A shall occupy the credit line with the value prescribed in the gold lease agreement between both parties, and it shall constitute Party B's debt owed to Party A.

Notes:

Both parties have fully negotiated all terms of this Agreement (including its annexes). Party A hereby reminds Party B of paying special attention to the terms regarding the exemption or restriction of Party A's liability, Party A's unilateral rights, the increase of Party B's liability, or restriction of Party B's rights, and requests Party B to fully and accurately understand these terms. Party A has made corresponding explanations on the above terms at the request of Party B. The parties to the agreement have a consistent understanding of the terms of this Agreement.

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(Signature page for the following Credit Granting Agreement numbered xxxxxxxxxx )

Party A: China Merchants Bank Ningbo Branch (Seal)

Main Person in Charge/Authorized Agent ___________ (Signature/Seal with Name):

Address: 342 East Min'an Road, Yinzhou District, Ningbo City, Zhejiang Province

Email:    /

Fax No.:    /

Mobile No.: 13486620006

WeChat ID:    /

Party B: GLOBAL Technology Inc.                              (Seal)

Legal Representative/Main Person in Charge/Authorized Agent (Signature/Seal with Name)

Address: 88 Qiushi Road, Wangchun Industrial Pak, Haishu District, Ningbo City, Zhejiang Province

Email:    /

Fax No.:    /

Mobile No.: 18312960127

WeChat ID:    /

Date of signing: October 19, 2020

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